UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

Ekso Bionics Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

EKSO BIONICS HOLDINGS, INC.
1414 Harbour Way South, Suite 1201
Richmond, California 94804

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 24, 2016

NOTICE IS HEREBY GIVEN that the 2016 Annual Meeting of Stockholders (the “Meeting”) of Ekso Bionics Holdings, Inc., a Nevada corporation (the “Company”), will be held at the offices of the Company at 1414 Harbour Way South, Suite 1201, Richmond, California 94804 on Tuesday, May 24, 2016 at 8:30 a.m., local time, for the purpose of considering and voting upon the following matters:

1.	To elect seven members of our Board of Directors to serve until the annual meeting of stockholders to be held in 2017 and until their respective successors are elected and qualified;
2.	To ratify the appointment of OUM & Co., LLP as the Company’s independent auditors for the year ending December 31, 2016; and
3.	To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on April 8, 2016 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting or any adjournment or postponement thereof.

If you would like to attend the Meeting and your shares are held by a broker, bank or other nominee, you must bring to the Meeting a recent brokerage statement or a letter from the nominee confirming your beneficial ownership of such shares. You must also bring a form of personal identification. In order to vote your shares at the Meeting, you must obtain from the nominee a proxy issued in your name.

Whether or not you plan to attend the Meeting, we urge you to promptly sign, date and mail the enclosed proxy card. A return envelope, which requires no postage if mailed in the United States, is enclosed for that purpose.

By Order of the Board of Directors,

Thomas Looby
President and Chief Executive Officer

Richmond, California
April 25, 2016

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 24, 2016: THE PROXY STATEMENT AND THE 2015 ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE AT HTTP://IR.EKSOBIONICS.COM/ANNUAL-MEETING

i

EKSO BIONICS HOLDINGS, INC.
1414 Harbour Way South, Suite 1201
Richmond, California 94804

PROXY STATEMENT
2016 Annual Meeting of Stockholders
To Be Held On May 24, 2016

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Ekso Bionics Holdings, Inc., a Nevada corporation (the “Company”), for use at the 2016 Annual Meeting of Stockholders to be held on Tuesday, May 24, 2016, at 8:30 a.m., local time, at the offices of the Company at 1414 Harbour Way South, Suite 1201, Richmond, California, and at any adjournment or postponement thereof (the “Meeting”). The Notice of Meeting, this Proxy Statement, the Company’s Annual Report to Stockholders for the year ended December 31, 2015 and the enclosed proxy card are being mailed to stockholders on or about April 25, 2016.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What is the purpose of the Meeting?

At the Meeting, our stockholders will consider and vote upon the following matters:

1.	To elect seven members of our Board of Directors to serve until the annual meeting of stockholders to be held in 2017 and until their respective successors are elected and qualified;
2.	To ratify the appointment of OUM & Co., LLP as the Company’s independent auditors for the year ending December 31, 2016; and
3.	To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

Members of our Board of Directors and management and representatives of OUM & Co., LLP, our independent registered public accounting firm, will be present at the Meeting to respond to appropriate questions from stockholders.

Who is entitled to vote at the Meeting?

Only common stockholders of record at the close of business on the record date, April 8, 2016, are entitled to notice of and to vote at the Meeting. As of the record date, there were issued and outstanding and entitled to vote 112,413,269 shares of common stock, $0.001 par value per share, and there were issued and outstanding 6,041 shares of Series A Convertible Preferred Stock, $0.001 par value per share. Each share of common stock entitles the record holder to one vote on each matter. The holders of Series A Convertible Preferred Stock do not have voting rights except with respect to certain amendments to the Company’s Articles of Incorporation.

Am I entitled to vote if my shares are held in “street name”?

If your shares are held by a bank or brokerage firm, you are considered the “beneficial owner” of shares held in “street name.” If your shares are held in street name, your bank, brokerage firm or other nominee (the record holder of your shares) forwarded these proxy materials, along with a voting instruction card, to you. As the beneficial owner, you have the right to direct your record holder how to vote your shares of common stock, and the record holder is required to vote your shares of common stock in accordance with your instructions. If you do not give instructions to your bank or brokerage firm, it will nevertheless be entitled to vote your shares of common stock with respect to “discretionary” items, but it will not be permitted to vote your shares of common stock with respect to “non-discretionary” items. In the case of a non-discretionary item, if you do not provide your broker or nominee with voting instructions, your shares of common stock will be considered “broker non-votes” on that proposal. Please note that brokers and other nominees holding shares beneficially owned by their clients may not cast votes with respect to the election of directors unless they have received voting instructions from their clients. If you are a beneficial owner of common stock, it is important that you provide instructions to your bank, broker or other holder of record so that your votes on the election of directors are counted.

Who can attend the Meeting?

All of our stockholders as of the record date may attend the Meeting.

Even if your shares are held in “street name,” as the beneficial owner of shares, you are invited to attend the Meeting. However, if you wish to attend the Meeting, please bring to the Meeting your bank or brokerage statement or a letter from your nominee evidencing your beneficial ownership of our stock and a form of personal identification. If you are a beneficial owner, you may not vote your shares in person at the Meeting unless you obtain from the record holder a proxy issued in your name.

Can I find out who the stockholders are?

A list of stockholders will be available for examination by any stockholder, for any purpose germane to the Meeting, during ordinary business hours for ten days prior to the Meeting at the office of the Secretary of the Company at the above address, and at the time and place of the Meeting.

How many shares must be present to hold the Meeting?

A quorum must be present at the Meeting for any business to be conducted. Stockholders representing a majority of the votes entitled to be cast at the Meeting will constitute a quorum. Proxies received but marked as abstentions or treated as broker non-votes will be included in the calculation of the number of shares considered to be present at the Meeting.

How do I vote?

If you are a registered stockholder of common stock, meaning that you hold your shares in certificate form or through an account with our transfer agent, Vstock Transfer, LLC, and you wish to vote prior to the Meeting, you may vote over the Internet, by mail or in person at the Meeting:

•	Vote by Internet. You can vote via the Internet by following the instructions on your proxy card. You will need to use the control number appearing on your proxy card to vote via the Internet. You can use the Internet to transmit your voting instructions up until 11:59 p.m. Eastern Time on Monday, May 23, 2016. Internet voting is available 24 hours a day. If you vote via the Internet, you do not need to vote in person or return a proxy card.
•	Vote by Mail. You can vote by mail by properly completing, signing and returning the accompanying proxy card in the enclosed envelope.
•	Vote in Person at the Meeting. You can vote in person by attending the Meeting and delivering your completed proxy card in person.

If your shares are held in street name, your bank or brokerage firm forwarded these proxy materials, as well as a voting instruction card, to you. Please follow the instructions on the voting instruction card to vote your shares.

What if I do not specify how my shares are to be voted?

If you are a registered stockholder of common stock and you submit a proxy but do not provide any voting instructions, your shares will be voted in accordance with the recommendations of our Board of Directors. If you hold your shares in street name and do not instruct your bank or brokerage firm how to vote your shares, it may vote your shares as it chooses with respect to discretionary items. It will not be able to vote your shares with respect to non-discretionary items, and consequently your shares will be considered broker non-votes on non-discretionary proposals.

Can I change my vote after I submit my proxy?

Yes, you may revoke your proxy and change your vote by properly completing and signing another proxy card with a later date and returning the proxy card prior to the Meeting, by giving written notice of such revocation to the Secretary of the Company prior to or at the Meeting or by voting in person at the Meeting, or by a request at the Meeting that the proxy be revoked. Your attendance at the Meeting itself will not revoke your proxy unless you give affirmative notice of revocation to the Secretary that you intend to revoke the proxy and vote in person.

If you hold your shares in “street name” and have instructed your broker, bank or other agent to vote your shares for you, you must follow directions received from your broker, bank or other agent to change those instructions.

How does the Board of Directors recommend I vote on the proposals?

Our Board of Directors recommends that you vote:

•	FOR the election of each of the nominees for director; and
•	FOR the ratification of OUM & Co., LLP as the Company’s independent auditors for the year ending December 31, 2016.

Will any other business be conducted at the Meeting?

We know of no other business that will be presented at the Meeting. However, if any other matter properly comes before the stockholders for a vote at the Meeting, the proxy holders will vote your shares in accordance with their best judgment.

What votes are necessary to approve each of the proposals?

Election of Directors.  The affirmative vote of a plurality of the votes cast by the holders of common stock is required to elect the nominees for director. If you vote “Withhold” with respect to one or more nominees, your shares will not be voted with respect to the person or persons indicated, although they will be counted for purposes of determining whether there is a quorum. Directions to “Withhold” and broker non-votes will have no effect on the outcome of this proposal.

Ratification of Appointment of OUM & Co., LLP.  The affirmative vote of a majority of the votes cast by the holders of common stock is required to ratify the appointment of OUM & Co., LLP as the Company’s independent auditors for the year ending December 31, 2016. For this vote, abstentions and broker non-votes will not be counted as votes in favor and also will not be counted as shares voting on this matter. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

What happens if a nominee is unable to stand for election?

If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have voted “Withhold” with respect to the original nominee.

EXPENSES OF SOLICITATION

All costs of solicitations of proxies will be borne by the Company. In addition to solicitations by mail, the Company’s directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telecopy, e-mail, personal interviews, and other means. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and the Company will reimburse them for their out-of-pocket expenses in connection therewith.

STOCKHOLDER PROPOSALS

Deadline for Submission of Stockholder Proposals for Next Year’s Annual Meeting

Pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), some stockholder proposals may be eligible for inclusion in the proxy statement for the Company’s next annual meeting of stockholders. For a proposal of a stockholder to be considered for inclusion in next year’s proxy statement, it must be received by our Corporate Secretary in writing at our principal offices, Ekso Bionics Holdings, Inc., 1414 Harbour Way South, Suite 1201, Richmond, California 94804, Attention: Corporate Secretary, no later than December 26, 2016.

Under our By-laws, if a stockholder wishes to present a proposal or wants to nominate candidates for election as directors at our next annual meeting of stockholders in 2017, such stockholder must give written notice to the Corporate Secretary of the Company at our principal executive offices at the address noted above. The Secretary must receive such notice not earlier than 120 day prior to the one year anniversary of the date of the Meeting and not less than 90 days prior to the one year anniversary of the date of the Meeting; provided, however, that in the event that the next annual meeting of stockholders is called for a date that is not within 30 days before or after the anniversary date of the Meeting, notice must be received by the Corporate Secretary not earlier than 120 days prior to the next annual meeting of stockholders and not later than the close of business on the 10th day following the day on which notice of the date of the next annual meeting of stockholders was mailed or public disclosure of the date of the next annual meeting of stockholders was made, whichever first occurs.

Our By-laws also specify requirements as to the form and content of a stockholder’s notice. The Company will not entertain any proposals or nominations that do not meet those requirements.

PARTICIPANTS IN THE SOLICITATION

Under applicable regulations of the Securities and Exchange Commission, the directors and certain officers of the Company may be deemed to be “participants” in the solicitation of proxies by the Board of Directors in connection with the Meeting.

ANNUAL REPORT ON FORM 10-K

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the Securities and Exchange Commission, excluding exhibits, will be furnished without charge to any stockholder upon written request to the Company, 1414 Harbour Way South, Suite 1201, Richmond, California 94804, attention: Corporate Secretary. Exhibits will be provided upon written request and payment of an appropriate processing fee.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our Proxy Statement or annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write us at the following address or phone number: 1414 Harbour Way South, Suite 1201, Richmond, California 94804, (510) 984-1761. If you want to receive separate copies of the 2015 Annual Report to Stockholders and Proxy Statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

CORPORATE GOVERNANCE

Background of Directors and Executive Officers

Set forth below are the name and age of each of our current directors and executive officers, the positions held by each director and executive officer with us, his or her principal occupation and business experience during the last five years, and the year of the commencement of his or her term as a director or executive officer. Additionally, for each director, included below is information regarding the specific experience, qualifications, attributes and skills that contributed to the decision by our Board of Directors (the “Board”) to nominate him or her for election as a director and the names of other publicly held companies of which he or she serves or has served as a director in the previous five years.

Directors are elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Executive officers are appointed by the Board and serve at its pleasure. There is no family relationship between any of our directors, director nominees or executive officers. Except as otherwise disclosed below, no director was selected as a director or nominee pursuant to any arrangement or understanding.

Name	Age	Position
Directors
Steven Sherman	70	Director and Chairman of the Board
Thomas Looby	44	Director, President and Chief Executive Officer
Daniel Boren	42	Director
Marilyn Hamilton	66	Director
Jack Peurach	50	Director
Stanley Stern	58	Director
Amy Wendell	55	Director
Executive Officers (who are not Directors)
Russdon Angold	39	President, Ekso Labs
Maximilian Scheder-Bieschin	54	Chief Financial Officer

Directors

Steven Sherman is the Chairman of the Board of the Company and serves on both its Audit Committee (Chairman) and its Compensation Committee. Mr. Sherman has served on our Board since January 2014 and served on the board of directors of Ekso Bionics, Inc., our wholly owned subsidiary, from December 2013 until January 2014. Since 1988, Mr. Sherman has been a member of Sherman Capital Group, a Merchant Banking organization with a portfolio of private and public investments. In addition to the Company, Mr. Sherman is the former Chairman of Purple Wave Inc. Mr. Sherman is a founder of Novatel Wireless, Inc., Vodavi Communications Systems Inc. and Main Street and Main Inc. Previously, Mr. Sherman has served as a director of Telit; Chairman of Airlink Communications, Inc. until its sale to Sierra Wireless, Inc.; Chairman of Executone Information Systems; and as a director of Inter-Tel (Delaware) Incorporated. The Board has concluded that Mr. Sherman is well-qualified to serve on the Board and has the requisite qualifications, skills and perspectives based on, among other factors, his extensive business experience and his financial and investment expertise.

Thomas Looby is the President and Chief Executive Officer and a director of the Company. Mr. Looby was appointed as Chief Executive Officer and elected as a director on April 18, 2016. Prior to that, he served as President and Interim Chief Executive Officer of the Company since February 23, 2016 and as President and Chief Commercial Officer since October 2014. Mr. Looby has served on the Board since April 2016. As President and Chief Commercial Officer, Mr. Looby was responsible for expanding global sales and marketing operations, including overseeing our clinical, customer service and regulatory divisions. Mr. Looby joined the Company in April 2014 as the Company’s Chief Marketing Officer leading the development and execution of the Company’s global hospital and rehabilitation marketing strategy. Prior to joining the Company, from September 2006 to March 2014, Mr. Looby served as Senior Vice President and Chief Marketing Officer at Given Imaging, where he was responsible for worldwide market development for PillCam® capsule endoscopy and other novel diagnostic technologies to gastrointestinal diseases. Prior to joining Given Imaging,

Mr. Looby also served as Corporate Director of Marketing and Business Development at Eastman Kodak. Mr. Looby attended the University of Notre Dame where he received a Bachelor of Science degree in Chemical Engineering and received his Master of Business Administration from the University of Dayton. The Board has concluded that Mr. Looby is well-qualified to serve on the Board and has the requisite qualifications, skills and perspectives based on, among other factors, his business, operating, and medical device industry experience and his position as the Chief Executive Officer of the Company, which enables the Board to perform its oversight function with the benefit of management’s perspectives on the business.

Daniel Boren is a director of the Company and serves on both its Nominating and Governance Committee (Chairman) and its Audit Committee. He has served on our Board since January 2014 and served on the board of directors of Ekso Bionics, Inc. from April 2013 until January 2014. Since January 2013, Mr. Boren has served as the President of Corporate Development for the Chickasaw Nation. Prior to that role, Mr. Boren served as the elected representative of Oklahoma’s 2nd Congressional District in the U.S. House of Representatives from 2005 through 2013. Before his election to the U.S. House of Representatives, Mr. Boren was elected to the Oklahoma House of Representatives from 2002 to 2004. Mr. Boren earned his Bachelor of Science degree in Economics at Texas Christian University and went on to obtain a Master of Business Administration degree at the University of Oklahoma. The Board has concluded that Mr. Boren is well-qualified to serve on the Board and has the requisite qualifications, skills and perspectives based on, among other factors, his experience in governance matters.

Marilyn Hamilton is a director of the Company and serves on its Nominating and Governance Committee. She has served on our Board since January 2014 and served on the board of directors of Ekso Bionics, Inc. from September 2011 until January 2014. In 2009, Ms. Hamilton founded StimDesigns LLC, a neurotechnology company that develops devices and distributes Galileo neuromuscular training devices for rehabilitation and has served as CEO from 2009 to present. In 2007, Ms. Hamilton launched Envision, a professional speaking and medical business consulting company, and has served as its CEO from 2007 to present. Prior to this role, Ms. Hamilton co-founded Motion Designs Inc. in 1979, a manufacturing and marketing company that pioneered innovative custom, ultra-lightweight Quickie wheelchairs that revolutionized the industry. She served in various executive roles in sales, marketing and product development until it was sold ultimately to Sunrise Medical Inc., where Ms. Hamilton served as Global VP. In 1990, Ms. Hamilton founded Winners on Wheels, a coed-scouting program for children in wheelchairs. In 2003, she co-founded Discovery through Design and served as Chairwoman, raising awareness and funds for spinal cord injury research and women’s health. For nine years, from 1994 to 2002, she served as a founding board member and currently serves as emeritus board member of The California Endowment. For four years, from 2010 to 2014, she has served as an advisory board member of the National Center for Medical Rehabilitation Research at the National Institute of Health. Since 1993, Ms. Hamilton has been a member of The Committee of 200 business women whose mission is to foster, celebrate and advance women’s leadership in private and public companies. Ms. Hamilton holds a Bachelor of Science in Education and Secondary Teaching Credential from California Polytechnic State University, San Luis Obispo. The Board has concluded that Ms. Hamilton is well-qualified to serve on the Board and has the requisite qualifications, skills and perspectives based on, among other factors, her 35 years of leadership expertise in business, the medical rehab industry, and her dedication to, and organizational and governance experience gained from, not-for-profit service.

Jack Peurach is a director of the Company and serves on both its Compensation Committee (Chairman) and its Nominating and Governance Committee. He has served on our Board since January 2014 and served on the board of directors of Ekso Bionics, Inc. from July 2011 until January 2014. Since 2011, Mr. Peurach has been the Executive Vice President, Products for SunPower Corp (NASDAQ: SPWR), where he is responsible for all aspects of SunPower’s PV modules and residential, commercial and utility PV systems. Prior to this role, from 2009 to 2011, Mr. Peurach served as Executive Vice President, Research and Development for SunPower, where he led the research and development efforts of the PV Cells, Modules and Systems. From 2008 to 2009, Mr. Peurach was the Vice President of the Advanced Product Development Group, and from 2007 to 2008, Mr. Peurach was the Senior Director of Product Development at SunPower. Prior to SunPower’s acquisition of PowerLight in 2007, Mr. Peurach served as PowerLight’s Vice President of Product Development. Earlier in his career, Mr. Peurach was a strategy consultant for Mercer Management Consulting and director of engineering at Berkeley Process Control, Inc. He holds a Bachelor of Science degree in Mechanical Engineering from Michigan State University, a Master of Science degree in Mechanical Engineering from the University of California, Berkeley, and a Master of Business Administration, Finance and Entrepreneurship from the Wharton School, University of Pennsylvania. The Board has concluded that Mr. Peurach is well-qualified to serve on the Board and has the requisite qualifications, skills and perspectives based on, among other factors, his product development experience and strategic insight.

Stanley Stern is a director of the Company and serves on its Audit Committee. He has served on our Board since December 2014. He currently is Managing Partner of Alnitak Capital, which he founded in 2013 to provide Board level strategic advisory services, primarily in technology related industries. Before founding Alnitak, Mr. Stern was a Managing Director at Oppenheimer & Co. from 1982 to 2000 and from 2004 to 2013, where, among other positions, he led the firm’s investment banking department and technology investment banking groups. Mr. Stern also held roles at Salomon Brothers, STI Ventures and C.E. Unterberg. Mr. Stern is currently the Chairman of the Board of Audiocodes Inc., a leader in VOIP infrastructure equipment, a member of the Board and Chairman of the Audit Committee of Foamix, Inc., and the Chairman of the Board of Sodastream, the global leader of at home beverage makers. Previously, Mr. Stern was a member of the board of directors of Given Imaging, a member of the board of directors of Fundtech Inc., and chairman of the board of directors of Tucows, Inc. Mr. Stern holds a Bachelor of Arts in Economics and Accounting from City University of New York, Queens College, and a Master of Business Administration from Harvard University. The Board has concluded that Mr. Stern is well-qualified to serve on the Board and has the requisite qualifications, skills and perspectives based on, among other factors, his extensive business and finance experience, particularly in technology related industries.

Amy Wendell is a director of the Company and serves on both its Compensation Committee and Nominating and Governance Committee. She has served on our Board since April 2015. From 1986 until January 2015, Ms. Wendell held various roles of increasing responsibility at Covidien plc (including its predecessors, Tyco Healthcare and Kendall Healthcare Products), including in engineering, product management and business development. Most recently, from December 2006 until Covidien’s acquisition by Medtronic plc in January 2015, she served as Senior Vice President of Strategy and Business Development, where she managed all business development, including acquisitions, equity investments, divestitures and licensing/distribution, and led the company’s strategy and portfolio management initiatives. Ms. Wendell holds a Bachelor of Science degree in Mechanical Engineering from Lawrence Institute of Technology (n/k/a Lawrence Technological University) and a Master of Science degree in Biomedical Engineering from the University of Illinois. The Board has concluded that Ms. Wendell is well-qualified to serve on the Board and has the requisite qualifications, skills and perspectives based on, among other things, her broad healthcare management and governance experience and her knowledge of healthcare policy and regulation, patient care delivery and financing and of clinical research and medical technology assessment.

Executive Officers (Who are Not Directors)

Russdon Angold is a Co-Founder of the Company and has served as the President of Ekso Labs, the Company’s engineering services division, since March 2014. Prior to his role as the President of Ekso Labs, Mr. Angold served as Chief Technology Officer of the Company from January 2014 to March 2014 and as Chief Technology Officer of Ekso Bionics, Inc. from December 2011 until March 2014. From the founding of Ekso Bionics, Inc. in 2005 until December 2011, Mr. Angold served as Vice President of Engineering. Prior to joining Ekso Bionics, Inc., Mr. Angold held various engineering positions at Rain Bird Corporation, Berkeley Process Control and the Irrigation Training and Research Center in San Luis Obispo, California. Mr. Angold is also the Founding President and Chairman of the Bridging Bionics Foundation. Mr. Angold is a registered Professional Mechanical Engineer and holds a bachelor’s degree in BioResource and Agricultural Engineering from California Polytechnic State University, San Luis Obispo.

Maximilian Scheder-Bieschin is the Chief Financial Officer of the Company and has served in that position since January 2014. Mr. Scheder-Bieschin joined Ekso Bionics, Inc. in January 2011 as its Chief Financial Officer. From November 2009 until he joined Ekso Bionics, Inc., Mr. Scheder-Bieschin was an independent consultant for a number of emerging technology companies, including Ekso Bionics, Inc. From March 2007 to October 2009, he was co-founder and CEO of Barefoot Motors, a designer and manufacturer of electric all-terrain vehicles. From October 2005 to February 2007, Mr. Scheder-Bieschin served as President of ZAP, a publicly-traded distributor of electric vehicles. From August 1997 to March 2004,

Mr. Scheder-Bieschin lived in Frankfurt, serving in senior investment banking roles for BHF-Bank, ING Barings and Deutsche Bank. Mr. Scheder-Bieschin received his Bachelor of Arts degree in Economics from Stanford University. He attended New York University and Stanford University’s Executive Program.

Board Committees

The Board has established three standing committees — Audit, Compensation, and Nominating and Governance. Each Committee operates under a charter that has been approved by the Board. Current copies of the charters of the Audit, Compensation and Nominating and Governance Committees are posted in the Corporate Governance section of the Company’s website at www.eksobionics.com.

Audit Committee

The Audit Committee’s responsibilities include:

•	appointing, evaluating, retaining, approving the compensation of, and assessing the independence of the Company’s independent auditor;
•	overseeing the work of the Company’s independent auditor, including through the receipt and consideration of certain reports from the independent auditor;
•	reviewing and discussing with management and the independent auditors the Company’s annual and quarterly financial statements and related disclosures;
•	monitoring the Company’s internal control over financial reporting, disclosure controls and procedures and the code of business conduct;
•	discussing the Company’s risk management policies;
•	establishing procedures for the receipt and retention of accounting related complaints and concerns;
•	developing and reviewing policies and procedures for reviewing and approving or ratifying related person transactions;
•	meeting independently with the Company’s internal audit staff, if any, independent auditors and management; and
•	preparing the Audit Committee Report required by Securities and Exchange Commission rules (which is included on page 21 of this Proxy Statement).

The members of the Audit Committee are Messrs. Sherman (Chairman), Boren and Stern. The Board has determined that all members of the Audit Committee are independent as determined under Rule 10A-3 promulgated under the Exchange Act and as independence for audit committee members is defined by the Nasdaq Marketplace Rules. The Board has determined that Messrs. Sherman and Stern are “audit committee financial experts” within the meaning of Item 407(d)(5) of Regulation S-K. The Audit Committee met four times during 2015.

Compensation Committee

The Compensation Committee’s responsibilities include:

•	reviewing and approving (or, when the Compensation Committee deems it appropriate, recommending for approval by the Board) the compensation of the Company’s executive officers, including the Chief Executive Officer and the Company’s other executive officers;
•	overseeing the evaluation of the Company’s senior executives;
•	reviewing and making recommendations to the Board with respect to incentive-compensation and equity-based plans that are subject to Board approval;
•	approving tax-qualified, non-discriminatory employee benefit plans (and parallel nonqualified plans) for which stockholder approval is not sought and pursuant to which options or stock may be acquired by officers, directors, employees or consultants of the Company;
•	reviewing and making recommendations to the Board with respect to director compensation; and

•	overseeing and administering the Company’s equity incentive plans.

The members of the Compensation Committee are Messrs. Peurach (Chairman) and Sherman and Ms. Wendell. Each of Messrs. Peurach and Sherman and Ms. Wendell are independent as independence for compensation committee members is defined under the Nasdaq Marketplace Rules. The Compensation Committee met five times during 2015.

Nominating and Governance Committee

The Nominating and Governance Committee’s responsibilities include:

•	identifying individuals qualified to become Board members;
•	recommending to the Board the persons to be nominated for election as directors and to each of the Board’s committees;
•	monitoring issues and developments related to matters of corporate governance; and
•	recommending to the Board, where appropriate, changes in corporate governance principles and practices.

The members of the Nominating Committee are Messrs. Boren (Chairman) and Peurach and Mses. Hamilton and Wendell. Each of Messrs. Boren and Peurach and Mses. Hamilton and Wendell are independent directors as defined under the Nasdaq Marketplace Rules. The Nominating and Governance Committee met two times during 2015.

Director Nominations

The Company is party to a director nomination agreement with CNI Commercial LLC (“CNI”) pursuant to which the Company previously agreed to nominate Daniel Boren, or another individual designated by CNI and reasonably acceptable to the remaining directors of the Company, to serve as a director of the Company. CNI’s right to nominate an individual for election to the Board expired on January 15, 2016. See “— Director Nomination Agreement” below.

The process followed by the Nominating and Governance Committee to identify and evaluate director candidates includes requests to Board members and others for recommendations, evaluation of the performance on our Board of any existing directors being considered for nomination, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Governance Committee and the Board.

In considering whether to recommend any particular candidates for inclusion in the Board’s slate of recommended director nominees, the Nominating and Governance Committee will apply the criteria set forth in the Company’s Corporate Governance Guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of the Company’s business and industry, experience, diligence, lack of conflicts of interest and the ability to act in the interests of all stockholders. The Nominating and Governance Committee will consider the value of diversity in the director nomination process. The Committee does not assign specific weights to particular criteria, and no particular criterion is a prerequisite for each prospective nominee. The Company believes that the backgrounds and qualifications of its directors, considered as a group, should provide a significant breadth of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

Stockholders may recommend individuals to the Nominating and Governance Committee for consideration as potential director candidates by submitting their names to the Nominating and Governance Committee, c/o Corporate Secretary, 1414 Harbour Way South, Suite 1201, Richmond, California 94804. The Nominating and Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying the same criteria, as it follows for candidates submitted by others. If the Board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in the proxy card for the next annual meeting of stockholders.

Stockholders also have the right under our By-laws to directly nominate director candidates, without any action or recommendation on the part of the Nominating and Governance Committee or the Board, by following the procedures set forth in the second paragraph under the section entitled “Stockholder Proposals” above.

Compensation Processes and Procedures

Our Compensation Committee is responsible for reviewing and approving (or, when the Compensation Committee deems it appropriate, recommending for approval by the Board) the compensation of the Company’s Chief Executive Officer and the Company’s other executive officers, including salary, annual cash incentive compensation and long-term equity compensation. The Compensation Committee also periodically reviews and makes recommendations to the Board with respect to director compensation. If the Compensation Committee deems it appropriate, it may delegate any of its responsibilities to one or more Compensation Committee subcommittees.

The Compensation Committee meets regularly without the presence of executive officers, and in all cases the Chief Executive Officer and any other such officers are not present at meetings at which their compensation is determined. The Compensation Committee may invite the Chief Executive Officer to be present during the approval of, or deliberations with respect to, other executive officer compensation.

The Compensation Committee may, in its sole discretion, retain or obtain the advice of one or more compensation consultants. In January 2015, the Compensation Committee engaged Mercer LLC, a wholly-owned subsidiary of March & McLennan Companies (“Mercer”), as its independent compensation consultant, to conduct an analysis of executive compensation programs at companies within our peer group, to provide the Compensation Committee and the Board with an assessment of the Company’s executive compensation program and to assist the Compensation Committee and the Board in formulating an annual and long-term incentive compensation plan for the Company’s senior executives.

Although our Compensation Committee considers the advice and recommendations of Mercer as to our executive compensation program, our Compensation Committee ultimately makes their own decisions about these matters. In the future, we expect that our Compensation Committee will continue to engage independent compensation consultants to provide additional guidance on our executive compensation programs.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee during 2015 is or was previously an officer or employee of the Company or has any relationships requiring disclosure under Item 404 of Regulation S-K promulgated by the SEC.

None of the Company’s executive officers served during 2015 as members of the compensation committee or board of directors of any entity that had one or more executive officers serving as a member of our Compensation Committee or Board.

Board Determination of Independence

We are not currently subject to the listing requirements of any national securities exchange or inter-dealer quotation system which has requirements that a majority of the board of directors be “independent” and, as a result, we are not at this time required to have our Board comprised of a majority of “independent directors.” Nevertheless, our Board has determined that all of the Board members, except Mr. Looby, are independent directors under the applicable standards of the SEC and the Nasdaq Marketplace Rules.

Director Nomination Agreement

Prior to the consummation of the Merger (as defined below), the Company entered into a director nomination agreement with CNI, whereby the Company agreed to nominate Daniel Boren, or another individual designated by CNI and reasonably acceptable to the remaining directors of the Company, for election as a director of the Company until the earlier of such time as CNI no longer holds at least 10% of the Company’s outstanding voting securities, or the shares of common stock held by CNI are no longer subject to a contractual lock-up agreement with the Company restricting the resale of such shares of common stock. This contractual lock-up agreement expired on January 15, 2016.

Communicating with the Independent Directors

The Board will give appropriate attention to written communications that are submitted by stockholders and other interested parties, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by the committee charters, the Chairman of the Board (if an independent director), the lead independent director (if one has been elected), or otherwise the Chairman of the Nominating and Governance Committee shall, subject to advice and assistance from the general counsel or the Company’s outside legal advisors, (1) be primarily responsible for monitoring communications from stockholders and other interested parties, and (2) provide copies or summaries of such communications to the other directors as he or she considers appropriate. Stockholders who wish to send communications on any topic to the Board should address such communications to the Company’s Board of Directors, c/o Corporate Secretary, 1414 Harbour Way South, Suite 1201, Richmond, California 94804.

Board Meetings and Attendance

Our Board met 15 times during 2015. During 2015, each director attended at least 75% of the aggregate number of Board meetings and the number of meetings held by all committees on which he or she served, except for Mr. Looby, who joined the Board in April 2016, Ms. Wendell, who joined the Board in April 2015, and Mr. Peurach, who attended 10 of the 15 Board meetings. The Company’s policy is to encourage all directors to attend the Meeting. All of the current directors attended the 2015 Annual Meeting of Stockholders.

Code of Ethics

The Company has adopted a Code of Ethics which is applicable to all directors, officers and employees of the Company. The Professional Conduct and Ethics Policy is available on the Company’s website at www.eksobionics.com. In addition, we intend to post on our website all disclosures that are required by law concerning any amendments to, or waivers from, any provision of the code.

Board Leadership Structure

The Company does not have a formal policy regarding the separation of its Chairman of the Board and Chief Executive Officer positions. However, the Board has determined that the roles of Chairman of the Board and Chief Executive Officer should be separated at the current time. Mr. Sherman, an independent director, has served as Chairman of the Board since January 2014 and Mr. Harding served as our Chief Executive Officer and a director from January 2014 until February 2016. On April 18, 2016, the Board appointed Mr. Looby to serve as our Chief Executive Officer and also elected him as a director to fill the vacancy created by Mr. Harding’s resignation.

Mr. Sherman’s duties include chairing meetings of the independent directors in executive session, facilitating communication between other members of our Board and the Chief Executive Officer, preparing or approving the agenda for regular Board meetings, determining the frequency and length of regular Board meetings and recommending when special meetings of our Board should be held, and reviewing and, if appropriate, recommending action to be taken with respect to written communications from stockholders submitted to our Board.

The Board believes that separating the roles of Chairman of the Board and Chief Executive Officer increases the independent oversight of the Company, provides our Chief Executive Officer with an experienced sounding board and enhances the independent and objective assessment of risk by our Board.

Role of Board in Risk Oversight

The responsibility for the day-to-day management of risk lies with the Company’s management, while the Board is responsible for overseeing the risk management process to ensure that it is properly designed, well-functioning and consistent with the Company’s overall corporate strategy. Material risks that management identifies are discussed and analyzed with the Board. However, in addition to the Board, the committees of the Board consider the risks within their areas of responsibility. The Audit Committee oversees the risks associated with the Company’s financial reporting and internal controls, as well as general business and operating risks. The Compensation Committee oversees the risks associated with the Company’s compensation practices for its employees. The Nominating and Governance Committee oversees the risks associated with the Company’s overall governance, corporate compliance policies and its succession planning process to ensure that the Company has a slate of qualified candidates for key management positions that may become open in the future. Each committee reports to our Board on a regular basis, including reports with respect to the committee’s risk oversight activities as appropriate. In addition, since risk issues often overlap, committees from time to time request that the full Board discuss particular risks.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Related Person Transactions

It is the Company’s policy that each executive officer, director and nominee for election as director delivers to the Company annually a questionnaire that includes, among other things, a request for information relating to any transactions in which both the executive officer, director or nominee, or their family members, and the Company participates, and in which the executive officer, director or nominee, or such family member, has a material interest. Our Board reviews all such transactions reported to it by an executive officer, director or nominee in response to the questionnaire, or that are brought to its attention by management or otherwise. After review, the disinterested directors approve, ratify or disapprove such transactions. Management also updates the Board as to any material changes to proposed transactions as they occur. This policy is not in writing but is followed consistently by the Board.

Transactions with Related Persons

SEC rules require us to disclose any transaction since the beginning of the Company’s last fiscal year or currently proposed transaction in which the Company is a participant and in which any related person has or will have a direct or indirect material interest and in which the amount involved exceeds $120,000. A related person is any executive officer, director, nominee for director, or holder of more than 5% of the Company’s common stock, or an immediate family member of any of those persons. During 2015, the Company was not a party to any transaction where the amount involved exceeded $120,000 and in which an executive officer, director, director nominee or 5% stockholder (or their immediate family members) had a material direct or indirect interest.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the total compensation paid or accrued by us during the last two fiscal years to (i) all individuals that served as our principal executive officer or acted in a similar capacity at any time during the most recent fiscal year indicated; (ii) the two most highly compensated executive officers, other than the principal executive officer, who were serving as executive officers at the end of the most recent fiscal year indicated; and (iii) up to two additional individuals for whom disclosure would have been provided pursuant to clause (ii) above but for the fact that the individual was not serving as an executive officer at the end of the most recent fiscal year indicated (each, a “named executive officer”).

Name and Principal Position	Year	Salary ($)	Bonus ($)		Option Awards ($)(1)		All Other Compensation ($)		Total ($)
Thomas Looby(2) President and Chief Executive Officer	2015	225,000	—		721,227		—		946,227
	2014	151,731	50,000	(4)	563,622	(7)	50,207	(8)	815,560

Maximilian Scheder-Bieschin Chief Financial Officer	2015	225,000	—		282,143		—		507,143
	2014	220,834	102,135	(5)	48,092		—		371,061
Russdon Angold President Ekso Labs	2015	225,000	—		617,582		—		842,582
	2014	220,834	102,135	(5)	48,092		—		371,061
Nathan Harding(3) Former Chief Executive Officer	2015	275,000	—		450,708		—		725,708
	2014	264,584	136,555	(6)	144,275		—		545,414

(1)	The amounts in the “Option Awards” column reflect the aggregate grant date fair value of stock options granted during the year computed in accordance with the provisions of FASB ASC Topic 718. The assumptions that we used to calculate these amounts are discussed in Note 14 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015.
(2)	Mr. Looby joined the Company in April 2014 and was appointed as President and Chief Commercial Officer on October 8, 2014. On February 23, 2016, he was appointed President and Interim Chief Executive Officer. On April 18, 2016, he was appointed as Chief Executive Officer.
(3)	Mr. Harding served as Chief Executive Officer from November 2012 to February 23, 2016.
(4)	Consists of a bonus of $50,000 paid to Mr. Looby in February 2015 for work performed during 2014.
(5)	Includes a bonus of $52,135 paid to the executive officer in connection with the Company’s January 2014 private placement and merger and a bonus of $50,000 paid to the executive officer in February 2015 for work performed during 2014.
(6)	Includes a bonus of $56,510 paid to Mr. Harding in connection with the Company’s January 2014 private placement and merger and a bonus of $80,045 paid to Mr. Harding in February 2015 for work performed during 2014.
(7)	Reflects the aggregate grant date fair value of options to purchase 400,000 shares of common stock granted to Mr. Looby on February 28, 2014 at an exercise price of $6.00 per share, as well as the incremental fair value with respect to the repricing of such options on June 18, 2014, computed as of June 18, 2014 in accordance with FASB ASC Topic 718.
(8)	Amounts represents perquisites or personal benefits relating to payment of or reimbursement of commuting expenses from Mr. Looby’s home to our corporate office in Richmond, California, and hotel and transportation expenses while there.

We have no plans in place and have never maintained any plans that provide for the payment of retirement benefits or benefits that will be paid primarily following retirement including, but not limited to, tax qualified deferred benefit plans, supplemental executive retirement plans, tax-qualified deferred contribution plans and nonqualified deferred contribution plans, except that the Company maintains a 401(k) retirement plan in which all eligible employees may participate by making elective deferral contributions to the plan. The Company does not make any matching contributions to the plan.

Except as indicated below under “Executive Compensation — Employment Agreements”, we have no contracts, agreements, plans or arrangements, whether written or unwritten, that provide for payments to the named executive officers listed above.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information concerning stock options held by the Named Executive Officers as of December 31, 2015.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options		Option Exercise Price ($)	Option Expiration Date
Nathan Harding(1)	244,443	(2)	22,222	—		0.54	4/24/2022
Nathan Harding(1)	12,393	(3)	8,120	—		0.54	8/11/2023
Nathan Harding(1)	431,250	(4)	468,750	—		1.00	1/15/2024
Nathan Harding(1)	0	(5)	500,000	—		1.37	6/11/2025
Maximilian Scheder-Bieschin	243,808	(6)	0	—		0.39	3/30/2021
Maximilian Scheder-Bieschin	213,332	(7)	0	—		0.39	8/11/2021
Maximilian Scheder-Bieschin	244,443	(2)	22,222	—		0.54	4/24/2022
Maximilian Scheder-Bieschin	12,393	(3)	8,120	—		0.54	8/11/2023
Maximilian Scheder-Bieschin	143,750	(4)	156,250	—		1.00	1/15/2024
Maximilian Scheder-Bieschin	0	(5)	313,000	—		1.37	6/11/2025
Thomas Looby	183,333	(8)	216,667	—		2.19	2/28/2024
Thomas Looby	0	(9)	200,000	—		1.39	2/5/2025
Thomas Looby	0	(5)	600,000	—		1.37	6/11/2025
Russdon Angold	244,443	(2)	22,222	—		0.54	4/24/2022
Russdon Angold	12,393	(3)	8,120	—		0.54	8/11/2023
Russdon Angold	143,750	(4)	156,250	—		1.00	1/15/2024
Russdon Angold	—		—	700,000	(10)	1.37	6/11/2025

(1)	In connection with his resignation as Chief Executive Officer, all of Mr. Harding’s then outstanding options that would have become vested during the 12-month period commencing on the date of his resignation if Mr. Harding continued to be employed became vested and exercisable on the date of his resignation. Options to purchase 455,218 shares in the aggregate were subject to accelerated vesting.
(2)	Option became exercisable as to 25% of the total number of shares on April 24, 2013, and thereafter vests in equal monthly installments for 36 months.
(3)	Option became exercisable as to 12.5% of the total number of shares on January 15, 2014, and thereafter vests in equal monthly installments for 42 months.
(4)	Option became exercisable as to 25% of the total number of shares on January 15, 2015 and thereafter vests in equal monthly installments for 36 months.
(5)	Option became exercisable as to 25% of the total number of shares on June 11, 2016, and thereafter vests in equal monthly installments for 36 months.
(6)	Option became exercisable as to 25% of the total number of shares on January 10, 2012, and thereafter vested in equal monthly installments for 36 months.
(7)	Option became exercisable as to 25% of the total number of shares on July 20, 2012, and thereafter vested in equal monthly installments for 36 months.
(8)	Option became exercisable as to 25% of the total number of shares on February 28, 2015 and thereafter vests in equal monthly installments for 36 months.

(9)	Option became exercisable as to 25% of the total number of shares on February 5, 2016 and thereafter vests in equal monthly installments for 36 months.
(10)	Represents a performance based option grant made on June 11, 2015. Options vest upon attaining certain predetermined sales amounts over twelve month periods ending on March 31, 2017, December 31, 2017 and December 31, 2018.

Employment Agreements

On January 15, 2014, in connection with the merger of Ekso Acquisition Corp., a wholly-owned subsidiary of the Company with and into Ekso Bionics, Inc., which was the surviving corporation and thus became our wholly-owned subsidiary (the “Merger”), we entered into a two-year employment agreement with each of Messrs. Harding, Scheder-Bieschin and Angold. Effective October 8, 2014, the Board appointed Mr. Looby as President and Chief Commercial Officer of the Company. Mr. Looby entered into an employment agreement with the Company on March 19, 2015. On January 15, 2016, the employment agreements expired and were automatically renewed for a one year period. The base salary for each of Messrs. Harding, Scheder-Bieschin, Angold and Looby for 2015 was $275,000, $225,000, $225,000 and $225,000, respectively, in each case subject to increase as determined by our Board. On February 23, 2016, Mr. Harding resigned as the Chief Executive Officer of the Company. In connection with his appointment as Interim Chief Executive Officer in February 2016, Mr. Looby’s base salary was increased to $275,000, and in connection with his subsequent appointment as Chief Executive Officer in April 2016, his base salary was further increased to $350,000. On March 31, 2016, the Compensation Committee of the Board approved an increase in Mr. Scheder-Bieschin’s base salary to $250,000 per year.

Under their employment agreements, each of our named executive officers other than Mr. Harding is eligible, at the discretion of the Chief Executive Officer or Board, to receive an annual bonus of up to 30% of his annual base salary. Mr. Harding was eligible, at the discretion of our Board, to receive an annual bonus of up to 50% of his annual base salary. All or a portion of the bonuses payable to our named executive officers may, at the discretion of our Board, be based on the achievement of certain operational, financial or other milestones established, with respect to our named executive officers other than our Chief Executive Officer, by our Chief Executive Officer or Board in consultation with the named executive officer or established, with respect to the Chief Executive Officer, by our Board in consultation with our Chief Executive Officer. All or any portion of the annual bonus may be paid in cash, securities or other property.

Each of our named executive officers is entitled to receive perquisites and other fringe benefits that may be provided to, and is eligible to participate in any other bonus or incentive program established by us for, our executive officers. Each named executive officer and his dependents are also entitled to participate in any of our employee benefit plans subject to the same terms and conditions applicable to other employees. Each named executive officer will be entitled to be reimbursed for all reasonable travel, entertainment and other expenses incurred or paid by him in connection with, or related to, the performance of his duties, responsibilities or services under his employment agreement, in accordance with policies and procedures, and subject to limitations, adopted by us from time to time.

In the event that a named executive officer is terminated by us without Cause (as defined in his employment agreement) or he resigns for Good Reason (as defined in his employment agreement) during the term of his employment, the named executive officer would be entitled to (x) an amount equal to his annual base salary then in effect (payable in accordance with the Company’s normal payroll practices) for a period of 12 months commencing on the effective date of his termination (the “Severance Period”), plus any accrued but unused vacation, and (y) if and to the extent any previously established milestones are achieved for the annual bonus for the year in which the Severance Period commences (or, in the absence of milestones, our Board has, in its sole discretion, otherwise determined an amount of the named executive officer’s annual bonus for such year), an amount equal to such annual bonus pro-rated for the portion of the performance year completed before the named executive officer’s employment is terminated. In addition, any stock options, restricted stock or similar incentive equity instruments held by the named executive officer that would first have become vested or exercisable during the Severance Period if the named executive officer continued to be employed by the Company shall become vested and exercisable upon the named executive officer’s employment termination, and all equity awards that are or become exercisable upon the termination date shall remain exercisable until the expiration of the Severance Period or, if earlier, until the latest date upon which such equity awards could have been exercised under the original award. For the duration of the Severance Period, the named executive officer will also be eligible to participate in our group health plan on the same terms applicable to similarly situated active employees during the Severance Period, provided he was participating in such plan immediately prior to the date of employment termination, and each other benefit program to the extent permitted under the terms of such program. If a named executive officer’s employment is terminated during the term by us for Cause, by the named executive officer for any reason other than Good Reason or due to his death, then he will not be entitled to receive the termination benefits described above, and shall only be entitled to the compensation and benefits which shall have accrued as of the date of such termination (other than with respect to certain benefits that may be available to the named executive officer as a result of a “disability” (as defined in his employment agreement)). In the event of a change of control (as defined in the employment agreements), all outstanding options and other equity awards held by the named executive officer that would first have become vested or exercisable after the effective date of such change of control if the named executive officer continued to be employed by the Company shall become fully vested and exercisable as of the effective date of such change of control.

In connection with the termination of his employment, we entered into a Separation Agreement with Mr. Harding pursuant to which (i) we agreed to pay him a severance payment in an amount equal to his annual base salary of $275,000 (payable in accordance with the Company’s normal payroll practices) for a period of 12 months commencing on the effective date of his termination (the “Severance Period”), (ii) all of Mr. Harding’s then outstanding stock options that would first have become vested or exercisable during the Severance Period if Mr. Harding continued to be employed by the Company became vested and exercisable on the date of Mr. Harding’s resignation (the “Separation Date”), and all stock options that were or became exercisable upon the Separation Date shall remain exercisable until February 23, 2022 or, if earlier, until the latest date upon which such stock options could have been exercised under the original award, and (iii) we will continue to make the employer contribution to the cost of Mr. Harding’s continued participation in the Company’s group health and dental insurance plans during the Severance Period. As a condition to his receipt of benefits under the Separation Agreement, Mr. Harding agreed to release all claims against the Company.

2015 Short-Term Incentive Plan

On June 10, 2015, the Compensation Committee of the Board of Directors of approved the 2015 short term incentive plan, which was designed to provide cash bonus awards to the Company’s executive officers based on the achievement of goals related to corporate performance in 2015.

The amount of the cash bonus that any executive officer was eligible to receive is based on a predetermined target percent of base salary. For Mr. Harding, the annual cash incentive award target level was 60% of his annual base salary for 2015. For each of Messrs. Scheder-Bieschin and Looby, the annual cash incentive award target level was 40% of his annual base salary for 2015. For Mr. Angold, the annual cash incentive award target level was 30% of his annual base salary.

Payment of cash bonuses under the 2015 short term incentive plan was based upon achievement of the corporate goals described below, which are weighted from 0 – 100% in relative allocation. In determining whether the Company’s corporate goals have been achieved, the Compensation Committee may consider any factors and achievements it considers appropriate.

The following is a description of the 2015 corporate goals:

•	Financial Goals are based on Company objectives related to unit shipments in the medical business, unit orders in the industrial business, and revenue targets for the engineering services business.
•	Strategic Goals are based on Company objectives related to the Company’s gross margin, reimbursement strategy, and clinical studies.
•	Tactical Goals are based on Company objectives related to achieving the Company’s regulatory timeline, product roadmap timeline, and product cost and reliability benchmarks.

For each of Messrs. Harding, Scheder-Bieschin and Looby, the financial goals and strategic goals each represented 30% of the potential 2015 cash bonus award, and the tactical goals represent 40% of the potential 2015 cash bonus award. For Mr. Angold, the financial goals, represent 79% of the potential 2015 cash bonus award, the strategic goals represent 9% of the potential 2015 cash bonus award, and the tactical goals represent 12% of the potential 2015 cash bonus award.

In addition, the Compensation Committee has the authority to make discretionary adjustments to the annual cash incentive program, including the ability to make additional awards based on the Company’s executive officers’ performance, to modify the corporate and individual performance targets and to increase or decrease the level of awards that the Company’s executive officers receive in conjunction with their performance against the targets and also based upon the Company’s cash resources as of December 31, 2015.

Following completion of the fiscal year ending December 31, 2015, the Compensation Committee evaluated the performance of the Company and each executive officer against the 2015 corporate goals and determined that no bonuses would be paid to the executive officers for 2015 due in part to the Company’s cash resources as of December 31, 2015.

Equity Awards

The Company currently maintains one equity compensation plan, the Amended and Restated 2014 Equity Incentive Plan (the “2014 Plan”), which provides for the issuance of stock options to directors, officers, employees and key consultants of the Company and its affiliates.

The 2014 Plan is administered by the Compensation Committee. The Compensation Committee or the Board (upon the recommendation of the Compensation Committee) is authorized to grant equity awards. Under the 2014 Plan, awards are deemed to be granted on the date that the Compensation Committee or the Board, as applicable, authorizes the grant or such later date as may be determined by the Compensation Committee or the Board, as applicable, at the time that the grant is authorized. All awards are granted after the market close on the date of grant and the exercise price of stock options will not be less than the closing price on the OTC Market on the date of grant.

Except as set forth in the notes to the Outstanding Equity Awards at Fiscal Year End table above, all currently outstanding options granted to our named executive officers are exercisable for a term of ten years and become exercisable as to 25% of the total number of shares on the one-year anniversary of the date of grant, and thereafter vest in 36 equal monthly installments.

In June 2015, the Compensation Committee approved the grant of options to purchase 500,000 shares, 313,000 shares, 600,000 shares and 700,000 shares to Messrs. Harding, Scheder-Bieschin, Looby, and Angold, respectively. The options granted to Messrs. Harding, Scheder-Bieschin and Looby become exercisable over a four-year period, with 25% of the shares becoming exercisable on the first anniversary of the date of grant and with  1/48 of the shares becoming exercisable at the end of each month thereafter, provided that the executive officer is employed by the Company or any of its subsidiaries on each vesting date. Due to the fact that industrial exoskeletons are an emerging business for Ekso Bionics, the options granted to Mr. Angold become exercisable based upon growth in the Company’s industrial business. Specifically, Mr. Angold’s option becomes exercisable in three tranches, with each tranche vesting only upon achievement of certain confidential revenue targets on or before certain specified dates between March 31, 2016 and December 31, 2017. All of the options expire ten years following the date of grant. The options awarded to the executive officers are subject to certain acceleration of vesting upon a separation from service and upon a change of control (each as provided in the employment agreement between the Company and the applicable executive officer). In connection with his resignation, Mr. Harding’s then outstanding options that would have become vested during the 12-month period commencing on the date of his resignation if Mr. Harding continued to be employed became vested and exercisable on the date of his resignation, including options to purchase 208,333 shares in connection with the June 2015 grant.

DIRECTOR COMPENSATION

Non-employee directors’ compensation generally is determined and awarded by the Board. The Board is responsible for, among other things, reviewing, evaluating and designing a director compensation package of a reasonable total value, typically based on comparisons with similar firms, and aligned with long-term interests of the stockholders of the Company, and reviewing director compensation levels and practices and considering, from time to time, changes in such compensation levels and practices. These matters also include making equity awards to non-employee directors from time to time under the Company’s equity-based plans. As part of these responsibilities, the Board may request that management of the Company provide it with recommendations on non-employee director compensation and/or common director compensation practices, although the Board retains its ultimate authority to take compensatory actions.

The Company currently pays its non-employee directors an annual retainer of $10,000. In addition, members of each standing committee of the Board receive an additional annual fee of $5,000, except that the chairperson of the Compensation Committee receives an annual fee of $10,000 and the chairperson of the Audit Committee receives an annual fee of $30,000. In addition, the Company pays the Chairman of the Board an additional cash retainer of $5,000 per month.

In March 2016, based upon a recommendation of our Compensation Committee, the Board approved an increase in non-employee director compensation, to be effective following the 2016 annual meeting of stockholders. The Compensation Committee recommended that the Board increase non-employee director compensation after reviewing peer company market data supplied by the Compensation Committee’s compensation consultant. Effective following the 2016 annual meeting of stockholders, non-employee directors will receive an annual retainer of $20,000. In addition, members of each standing committee will receive an additional annual fee of $10,000, except that the chairperson of the Compensation Committee and the Nominating and Governance Committee will receive an annual fee of $15,000 and the chairperson of the Audit Committee will receive an annual fee of $30,000. The Chairman of the Board will continue to receive an additional cash retainer of $5,000 per month. In addition, at the first Board meeting following the 2016 annual meeting of stockholders, each non-employee director will receive an annual grant of stock options to purchase 65,000 shares of common stock, at an exercise price equal to the fair market value on the date of grant, which option shall become exercisable monthly over a one-year period.

Directors who are also employees of the Company do not receive any compensation for serving as a director of the Company.

The Company also grants to each new director an option to purchase 200,000 shares of the Company’s common stock that becomes exercisable over a period of four years.

On April 7, 2015, the Board voted to expand the number of directors of the Company from six to seven directors and elected Amy Wendell to serve as a director of the Company. Ms. Wendell was awarded an option to purchase 200,000 shares of the Company’s common stock in connection with her election to the Board. The option award was made under our 2014 Plan, has an exercise price equal to the closing price of our common stock on the date of grant and become exercisable over a 4-year period, with ¼ of the shares becoming exercisable on the first anniversary of the date of grant and with  1/48 of the shares becoming exercisable at the end of each month thereafter.

The following table sets forth compensation actually paid to the Company’s directors during 2015:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Steven Sherman(2)	50,000	—	50,000
Daniel Boren(3)	25,000	—	25,000
Marilyn Hamilton(4)	11,525	—	11,525
Jack Peurach(5)	25,000	—	25,000
Stanley Stern(6)	12,310	—	12,310
Amy Wendell(7)	7,857	242,789	250,646

(1)	The amounts in the “Option Awards” column reflect the aggregate grant date fair value of stock options granted during the year computed in accordance with the provisions of FASB ASC Topic 718. The assumptions that we used to calculate these amounts are discussed in Note 14 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015.
(2)	As of December 31, 2015, Mr. Sherman held an option to purchase 300,000 shares of common stock.
(3)	As of December 31, 2015, Mr. Boren held options to purchase 152,380 shares of common stock at an exercise price of $0.54 per share and 50,000 shares of common stock at an exercise price of $1.00 per share.
(4)	As of December 31, 2015, Ms. Hamilton held options to purchase 152,380 shares of common stock at an exercise price of $0.46 per share and 50,000 shares of common stock at an exercise price of $1.00 per share.
(5)	As of December 31, 2015, Mr. Peurach held options to purchase 152,380 shares of common stock at an exercise price of $0.46 per share and 50,000 shares of common stock at an exercise price of $1.00 per share.
(6)	As of December 31, 2015, Mr. Stern held an option to purchase 200,000 shares of common stock at an exercise price of $1.50 per share.
(7)	As of December 31, 2015, Ms. Wendell held an option to purchase 200,000 shares of common stock at an exercise price of $1.87 per share.

AUDIT-RELATED MATTERS

Audit Committee Report

The Audit Committee is composed of three Directors: Messrs. Sherman (Chairman), Boren and Stern, each of whom meets the independence and other requirements of the Nasdaq Stock Market. Messrs. Sherman and Stern qualify as “audit committee financial experts” within the meaning of Item 407(d)(5) of SEC regulation S-K. The Audit Committee has the responsibilities set out in its charter, which has been adopted by the Board and is reviewed annually. A copy of the Audit Committee Charter can be found on the Company’s website.

Management is primarily responsible for the Company’s financial statements, including the Company’s internal control over financial reporting. OUM & Co., LLP (“OUM”), the Company’s independent auditor, is responsible for performing an audit of the Company’s annual consolidated financial statements in accordance with generally accepted accounting principles and for issuing a report on those statements. OUM also reviews the Company’s interim financial statements in accordance with applicable auditing standards. The Audit Committee oversees the Company’s financial reporting process and internal control structure on behalf of the Board. In addition, the Audit Committee is responsible for appointing the independent registered public accounting firm and reviewing the services performed by the Company’s independent registered public accounting firm.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management and OUM the audited consolidated financial statements for the year ended December 31, 2015, including Management’s Discussion and Analysis.

The Audit Committee has discussed with OUM the matters required to be discussed by Statement on Auditing Standards No. 61, as amended. In addition, the Audit Committee has received the written disclosures and the letter from OUM required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with OUM their independence relative to the Company, including whether the provision of their services is compatible with maintaining OUM’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements for the year ended December 31, 2015 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

Steven Sherman, Chairman
Daniel Boren
Stanley Stern

Audit Fees and Services

The following table sets forth the aggregate fees billed by OUM for the following services during 2015 and 2014:

	Year Ended December 31,
Description of Service	2015	2014
Audit Fees(1)	$291,054	$381,276
Audit-Related Fees(2)	1,300	1,000
Tax Fees(3)	24,517	19,468
All Other Fees	—	—
Total Fees	$316,871	$401,744

(1)	Audit Fees consist of fees for audit of the Company’s annual financial statements for the respective year, reviews of the Company’s quarterly financial statements, services provided in connection with statutory and regulatory filings and audit of the Company’s internal controls over financial reporting.
(2)	Audit-Related Fees consist of fees for accounting consultations.
(3)	Tax Fees consist of fees for tax compliance and tax advice and planning services.

Audit Fees

Audit fees are fees related to professional services rendered in connection with the audit of our annual financial statements included in our annual report on Form 10-K, the reviews of the interim financial statements included in each of our quarterly reports on Form 10-Q, the reviews of financial statements included in any registration statements we file with the SEC and other professional services provided by our independent registered public accounting firm in connection with statutory or regulatory filings or engagements.

Audit-Related Fees

Audit-related fees are fees for assurance and related services that are reasonably related to performance of the audit and review of financial statements, and which are not reported under “Audit Fees.”

Tax Fees

Tax fees are fees for professional services for tax compliance, tax advice and tax planning services.

All of the foregoing accountant services and fees were pre-approved by our Audit Committee in accordance with the policies and procedures described under “— Policy for Approval of Services” below.

Policy for Approval of Services

The charter of the Audit Committee provides that the Audit Committee is responsible for the pre-approval of all audit and permitted non-audit services to be performed for the Company by the independent auditors. The fees paid to the independent auditors that are shown in the chart above for 2015 were approved by the Audit Committee in accordance with the procedures described below.

The Audit Committee reviews and approves all audit and non-audit services proposed to be provided by OUM or other firms, other than de minimis non-audit services which may instead by preapproved in accordance with applicable SEC rules.

There were no audit or non-audit services provided to the Company for the fiscal year ended December 31, 2015 that were not approved by the Audit Committee.

MATTERS TO BE VOTED ON

Proposal 1: Election of Directors

The By-laws of the Company provide that the number of directors of the Company shall be not less than one, with the exact number to be fixed by the Board from time to time. The Board has fixed the number of directors for the ensuing year at seven.

Each nominee below has consented to serve if elected and, if so elected, will serve until the next annual meeting of stockholders and until his or her successor is elected and qualified. In the event that any nominee becomes unable to serve prior to the Meeting, the Board may designate a replacement nominee, and if you would otherwise be entitled to vote on such nominee, then your proxy will be voted for such replacement. It is not presently contemplated that any of the nominees will be unable to or unwilling to serve as directors.

Vote Required

A plurality of votes cast will be required to elect each director nominee. If you vote “Withhold” with respect to one or more nominees your shares will not be voted with respect to the person or persons indicated. Directions to “Withhold” and broker non-votes will have no effect on the outcome of this proposal.

The Company’s Board of Directors recommends a vote FOR the election of the nominees below for election as director.

Nominees for election at the Meeting

1.	Steven Sherman (Chairman)
2.	Thomas Looby
3.	Daniel Boren
4.	Marilyn Hamilton
5.	Jack Peurach
6.	Stanley Stern
7.	Amy Wendell

Proposal 2: Ratification of Appointment of Independent Auditors

The Audit Committee of the Board of Directors has appointed the firm of OUM & Co., LLP as the Company’s independent auditors for the fiscal year ending December 31, 2016, subject to ratification by the stockholders at the Meeting. Although stockholder approval of the Audit Committee’s selection of OUM & Co., LLP is not required by law, the Board believes that it is advisable to give stockholders an opportunity to ratify this appointment. If this proposal is not approved at the Meeting, the Audit Committee will reconsider this appointment.

Representatives of OUM & Co., LLP are expected to be present at the Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

Vote Required

The proposal to ratify OUM & Co., LLP as the Company’s independent auditors for the year ending December 31, 2016 will be approved if it is approved by the affirmative vote of the holders of a majority of the votes cast on the matter. For this vote, abstentions and broker non-votes will not be counted as votes in favor and also will not be counted as shares voting on this matter. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

The Company’s Board of Directors recommends a vote FOR the ratification of the selection of OUM & Co., LLP as the Company’s independent auditors for the fiscal year ending December 31, 2016.

OWNERSHIP OF OUR COMMON STOCK

The following table sets forth the common shares in the Company’s authorized share structure beneficially owned by (1) each of our current directors and director nominees, (2) each of our named executive officers, (3) all of our directors, director nominees and executive officers as a group, and (4) all persons known by us to beneficially own more than 5% of our outstanding voting shares. We have determined the beneficial ownership shown on this table in accordance with the rules of the SEC. Under those rules, shares are considered beneficially owned if held by the person indicated, or if such person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares the power to vote, to direct the voting of and/or to dispose of or to direct the disposition of such security. In accordance with SEC rules, shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days after April 1, 2016 (the “Determination Date”) are deemed beneficially owned by the holders of such options and warrants and are deemed outstanding for the purpose of computing the percentage ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Subject to community property laws, where applicable, the persons or entities named in the tables below have sole voting and investment power with respect to all shares of our common stock indicated as beneficially owned by them. Except as otherwise indicated in the accompanying footnotes, beneficial ownership is shown as of April 1, 2016.

Amount and Nature of Beneficial Ownership

Name of Beneficial Owner	Shares Beneficially Owned	Percent of Class(1)
Directors
Steven Sherman(2)	3,080,771	2.78%
Thomas Looby(3)	291,700	*
Daniel Boren(4)	186,626	*
Marilyn Hamilton(5)	581,547	*
Jack Peurach(6)	272,975	*
Stanley Stern(7)	70,833	*
Amy Wendell(8)	54,167	*
Executive Officers
Maximilian Scheder-Bieschin(9)	975,050	*
Russdon Angold(10)	3,960,936	3.61%
Nathan Harding(11)	4,691,865	4.25%
All directors, nominees and executive officers as a group (10 persons)(12)	14,166,470	12.36%
5% Stockholders
CNI Commercial(13) 2020 Lonnie Abbott Blvd. Ada, OK 74820	10,648,018	9.72%

*	Represents less than 1%.
(1)	Applicable percentage ownership is based on 109,227,739 shares of common stock outstanding as of the Determination Date.
(2)	Includes warrants to purchase 1,500,000 shares of common stock currently exercisable, options to purchase 175,000 shares of common stock exercisable or exercisable within 60 days after the Determination Date and 1,405,771 shares of common stock.
(3)	Includes options to purchase 287,500 shares of common stock currently exercisable or within 60 days of the Determination Date and 4,200 shares of common stock.
(4)	Includes options to purchase 146,626 shares of common stock currently exercisable or exercisable within 60 days after the Determination Date, warrants to purchase 20,000 shares of common stock currently exercisable and 20,000 shares of common stock.

(5)	Includes options to purchase 181,547 shares of common stock currently exercisable or exercisable within 60 days after the Determination Date, warrants to purchase 200,000 shares of common stock currently exercisable and 200,000 shares of common stock.
(6)	Includes options to purchase 181,547 shares of common stock currently exercisable or exercisable within 60 days after the Determination Date and 91,428 shares of common stock.
(7)	Includes options to purchase 70,833 shares of common stock currently exercisable or exercisable within 60 days after the Determination Date.
(8)	Includes options to purchase 54,167 shares of common stock currently exercisable or exercisable within 60 days after the Determination Date.
(9)	Includes options to purchase 913,336 shares of common stock currently exercisable or exercisable within 60 days after the Determination Date and 61,714 shares of common stock.
(10)	Includes options to purchase 456,196 shares of common stock currently exercisable or exercisable within 60 days after the Determination Date and 3,504,740 shares of common stock.
(11)	Includes options to purchase 1,187,125 shares of common stock exercisable as of Mr. Harding’s separation date of February 23, 2016 and 3,504,740 shares of common stock. Of the options currently exercisable, 455,128 shares were subject to accelerated vesting as would have occurred during Mr. Harding’s one year severance period.
(12)	Includes warrants to purchase 1,720,000 shares of common stock currently exercisable, options to purchase 3,653,877 shares of common stock currently exercisable or exercisable within 60 days after the Determination Date and 8,792,593 shares of common stock.
(13)	The information in the table and this note is derived from a Schedule 13D filed by CNI Commercial LLC (“CNI”) with the Securities and Exchange Commission on May 12, 2015. Based on information contained in the Schedule 13D, CNI owns 10,368,373 shares of common stock and warrants to purchase 279,645 shares of common stock currently exercisable. CNI is a wholly-owned subsidiary of Chickasaw Nation Industries, Inc. Chickasaw Nation Industries, Inc., and its President and Chief Executive Officer, David Nimmo, may be deemed to have voting and/or dispositive power with respect to the shares held by CNI.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and beneficial owners of more than 10% of a registered class of our equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the Securities and Exchange Commission (“SEC”). Such executive officers, directors and 10% beneficial owners are also required by SEC rules to furnish us with copies of all Section 16(a) reports they file.

To our knowledge, based solely on our review of the copies of such reports received by us or written representations from certain reporting persons that no Form 5s were required for such persons, we believe that during 2015 all Section 16(a) filing requirements applicable to our executive officers, directors and 10% beneficial owners were complied with.

OTHER MATTERS

The Board does not know of any other matters which may come before the Meeting. However, if any other matters are properly presented at the Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters. The Board knows of no matter to be acted upon at the meeting that would give rise to appraisal rights for dissenting stockholders.

VOTE ON INTERNET

Go to http://www.vstocktransfer.com/proxy
and log-on using the below control number.

CONTROL #

* SPECIMEN *
1 MAIN STREET
ANYWHERE PA 99999-9999

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the enevelope we have provided.

VOTE IN PERSON

If you would like to vote in person, please attend the Annual Meeting to be held on May 24, 2016 at 8:30 a.m. local time

Please Vote, Sign, Date and Return Promptly in the Enclosed Envelope.

Annual Meeting Proxy Card - Common Stock

▼ DETACH PROXY CARD HERE TO VOTE BY MAIL ▼

☐ FOR ALL NOMINEES LISTED BELOW (except as marked to the contrary below)

☐ WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES LISTED BELOW

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ONE OR MORE INDIVIDUAL NOMINEES STRIKE A LINE THROUGH THE NOMINEES' NAMES BELOW:

01 Steven Sherman   02 Thomas Looby   03 Daniel Boren   04 Marilyn Hamilton

05 Jack Peurach   06 Stanley Stern   07 Amy Wendell

☐ VOTE FOR   ☐ VOTE AGAINST   ☐ ABSTAIN

Date ________________   **Signature** ________________   **Signature, if held jointly** ________________

Note: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by a duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by an authorized person.

To change the address on your account, please check the box at right and indicate your new address. ☐

* SPECIMEN *   AC:ACCT9999   90.00

EKSO BIONICS HOLDINGS, INC.

Annual Meeting of Stockholders

MAY 24, 2016

EKSO BIONICS HOLDINGS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoints Thomas Looby and Maximilian Scheder-Bieshin, with full power of substitution, as proxies to represent and vote all shares of common stock of Ekso Bionics Holdings, Inc. (the "Company"), which the undersigned will be entitled to vote if personally present at the Annual Meeting of the Stockholders of the Company to be held on May 24, 2016, at 8:30 a.m. local time at the Company's corporate headquarters, located at 1414 Harbour Way South, Suite 1201, Richmond, California 94804, upon the matters set forth on the reverse side of this Proxy (as described in more detail in the Notice of 2015 Annual Meeting of Stockholders, a copy of which has been received by the undersigned). The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting. You may obtain directions to the Annual Meeting by writing or calling us at the following address or phone number: 1414 Harbour Way South, Suite 1201, Richmond, California 94804, (510) 984-1761.

This proxy, when properly executed, will be voted as directed. If no direction is made, the proxy shall be voted **FOR** the election of the listed nominees as directors, **FOR** the ratification of the appointment of OUM & Co., LLP as the Company's independent auditors and, in the case of other matters that legally come before the meeting, as said proxies may deem advisable.

Please check here if you plan to attend the Annual Meeting of Stockholders on May 24, 2016 at 8:30 a.m. Local Time. ☐

(Continued and to be signed on Reverse Side)